EXHIBIT 99.1

Fidelity National Financial, Inc. Announces the Repurchase of 2.5 Million Shares of
FNF Common Stock

Jacksonville, Fla. — (December 14, 2004) — Fidelity National Financial, Inc. announced that it has repurchased a total of 2,530,346 shares of FNF common stock from Willis Stein & Partners (“Willis Stein”), a Chicago-based private equity firm and J.P. Morgan Chase, as escrow agent for the former stockholders of Aurum Technology, Inc. (“Aurum”). Aurum was acquired by FNF in March 2004

     FNF paid total consideration of $112.2 million, or $44.35 per share, for the 2,530,346 shares of stock, a discount to the closing price of FNF’s common stock on Monday, December 13, 2004. Willis Stein was the lead investor in an investment group that owned Aurum Technology at the time of FNF’s acquisition of Aurum. Willis Stein received its shares of FNF common stock as a portion of the purchase price of Aurum.

     “We announced last week that we intend to implement a stock repurchase program once the recapitalization of Fidelity National Information Services is complete,” said Chairman and Chief Executive Officer William P. Foley, II. “While that transaction has not closed, we do have current stock repurchase authorization and this opportunity with Willis Stein presented FNF an efficient means to repurchase a large block of stock through resources already available to the company. We continue to believe that the repurchase of FNF stock is an attractive use of our capital that provides immediate value for FNF stockholders. This transaction will also immediately save FNF approximately $25 million, as we will not pay the announced special $10 cash dividend on these repurchased shares. We are still committed to utilizing proceeds from the recapitalization of Fidelity National Information Services for the repurchase of additional shares of FNF stock.”

     Fidelity National Financial, Inc., number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of more than $6.2 billion and earned more than $560 million for the first nine months of 2004, with cash flow from operations of more than $925 million for that same period. FNF is the nation’s largest title insurance company, with more than 30 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 3,600 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to be different from those expressed or implied above. The company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com